Exhibit 16



May 8, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the second and third paragraphs of Item 4 included in the Form 8-K dated May 8, 2002 of Woodhead Industries, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



Arthur Andersen LLP

cc: Mr. Robert Fisher, Vice President, Finance and
         Chief Financial Officer, Woodhead Industries, Inc.